Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-38024, No. 333-69723, No. 033-09133, No. 033-65439, No. 033-78910, No. 033-52088, and No. 033-19772 of Del Global Technologies Corp. each on Form S-8 and in Registration Statement No. 333-113866 and No. 333-38042 of Del Global Technologies Corp. on Form S-3 of our report dated October 28, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s non-binding letters of intent for the sale of both of its operating segments and the possible plan of liquidation, appearing in this Annual Report on Form 10-K of Del Global Technologies Corp. for the fiscal year ended July 31, 2004.

/s/ DELOITTE & TOUCHE LLP

New York, New York

October 28, 2004